                                                     FOR:                    WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco, Inc. Receives Regulatory Approvals of Its Merger with Your Community Bankshares, Inc.

Wheeling, WV, August 22, 2016 – WesBanco, Inc. (Nasdaq:WSBC), a multi-state bank holding company with total assets of approximately $8.4 billion, announced today that it has received all necessary regulatory approvals for the merger between WesBanco, Inc. and Your Community Bankshares, Inc. (Nasdaq:YCB).

On August 19, 2016, the shareholders of Your Community Bankshares approved the merger through adoption of the previously announced Agreement and Plan of Merger, pursuant to which Your Community Bankshares will merge with and into WesBanco.

WesBanco and Your Community expect that the closing of the merger will occur in the third quarter of 2016.  Completion of the merger remains subject to the satisfaction of customary closing conditions.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $8.4 billion (as of June 30, 2016). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with more than $3 billion of assets under management, and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds. WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 140 financial centers in the states of Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

About Your Community Bankshares, Inc.
Your Community Bankshares, Inc. is a bank holding company headquartered in New Albany, Indiana and includes its wholly owned, state-chartered subsidiary bank, Your Community Bank.  The Company operates 33 financial centers in Indiana and Kentucky.  The Bank is engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit and automobile loans.  Additionally, the Bank originates and sells into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com.

Forward-looking Statements
Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and YCB, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and YCB may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2015 Annual Report on Form 10-K, YCB's 2015 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and YCB with the Securities and Exchange Commission. All forward-looking statements included in this filing are based on information available at the time of the release. Neither WesBanco nor YCB assumes any obligation to update any forward-looking statement.